JOHN HANCOCK INVESTMENT TRUST III
(on behalf of John Hancock Greater China Opportunities Fund)
AMENDMENT TO INVESTMENT MANAGEMENT CONTRACT
     AMENDMENT made this 1st day of October, 2009, to the Investment Management Contract dated June 1, 2005, between John Hancock Investment Trust III, a Massachusetts business trust, on behalf of it series, John Hancock Greater China Opportunities Fund, and John Hancock Advisers, LLC, a Delaware limited liability company. In consideration of the mutual covenants contained herein, the parties agree as follows:
1.	CHANGE TO COMPENSATION OF ADVISER
     Section 4 of the Agreement, “Compensation of the Adviser,” is hereby amended to reflect the following fee schedule:

	First	Next	Excess over
	$1 billion	$1 billion	$2 billion
Fund	of Net Assets	of Net Assets	of Net Assets
John Hancock Greater China Opportunities Fund	1.000%	0.950%	0.900%
2.	EFFECTIVE DATE

This Amendment shall become effective as of date first mentioned above.

3.	DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

4.	OTHER TERMS OF THE AGREEMENT
     Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK INVESTMENT TRUST III, on behalf of John Hancock Greater China Opportunities Fund
By:	/s/ Keith F. Hartstein
Keith F. Hartstein
President and Chief Executive Officer

JOHN HANCOCK ADVISERS, LLC
By:	/s/ Keith F. Hartstein
Keith F. Hartstein
President and Chief Executive Officer

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